EXHIBIT 99.1

Contact:	Bill Martin	Stephen G. Dance
	510-789-4331	510-789-4304

FOR IMMEDIATE RELEASE

SANGSTAT REPORTS RECORD REVENUES OF $33.4 MILLION IN Q2 2003 AND EARNINGS PER SHARE OF $0.07

Fremont, California - July 28, 2003 – SangStat Medical Corporation (NASDAQ: SANG) today reported record worldwide revenues of $33.4 million in the second quarter of 2003 and earnings per share (EPS) of $0.07.  Sales of SangStat’s lead marketed product, Thymoglobulin® [anti-Thymocyte globulin, rabbit] in North America in the second quarter of 2003 were $15.4 million, a 13 percent increase over second quarter 2002 sales.  Sales of all products outside of North America reached an all time high of $9.4 million.

SangStat generated $1.8 million in net income in the second quarter of 2003 and ended the first quarter of 2003 with available cash, cash equivalents and short-term investments of $97.4 million.

“SangStat was successful during the second quarter in posting significant revenue gains as well as in meeting key clinical milestones,” said Richard D. Murdock, Chairman, President and CEO.  “The success of RDP58 in the clinic was also a pivotal event that generated significant momentum in the first half of the year, and we believe we can keep that momentum going.”

Research and development (R&D) expenses, including discovery research, regulatory, and clinical expenses, were $6.2 million in the second quarter of 2003 versus $4.4 million in the first quarter of 2003 and $5.1 million for the second quarter of 2002.  The increase of $1.1 million in R&D expense over the second quarter of 2002 can largely be attributed to the decision to accelerate spending on the development of RDP58. This includes the purchase of new supplies of RDP58 required for its ongoing development; initiation of chronic pharmacology/toxicology studies of RDP58 in two animal species; as well as speeding the initiation of new clinical trials of RDP58.  Selling, general and administrative (SG&A) expenses in the second quarter of 2003 were $9.8 million compared to $9.3 million in the first quarter of 2003 and $8.7 million in the second quarter of 2002.  Increased SG&A expenses in the second quarter 2003 were due primarily to sales and marketing initiatives aimed at supporting the continued growth of Thymoglobulin revenues; the occurrence of multiple large scientific symposia; and the higher Euro foreign exchange rate.

Thymoglobulin - North America

Thymoglobulin sales have continued to drive SangStat’s top and bottom lines.  In the second quarter of 2003 Thymoglobulin sales in North America reached $15.4 million, an increase of 13 percent over the second quarter 2002 and a 12 percent increase from first quarter 2003.  Year-to-date, North American Thymoglobulin sales are running approximately 21% ahead of the same period in 2002.

Recently, SangStat received clearance from the US FDA to initiate new studies of Thymoglobulin’s role in preventing acute rejection in living-donor kidney transplants and as a conditioning agent in bone marrow transplantation (BMT).  SangStat recently enrolled the first patient in the “Thymoglobulin in Renal Transplantation for Induction and Minimization of Steroids” (TRIMS) study, its prospective, randomized, multi-center, open-label Phase II study of Thymoglobulin induction therapy without chronic steroids compared to standard triple immunosuppressive therapy including steroids (and with no induction) in patients undergoing living donor kidney transplants.  SangStat anticipates initiating its prospective, randomized, multi-center, open-label Phase II study of Thymoglobulin as a conditioning treatment in BMT in the second half of 2003.

Europe and Rest of World (ROW)

Europe and ROW revenues (all product revenues outside of North America) in the second quarter of 2003 of $9.4 million increased by 61% over the second quarter 2002 and 33% over the first quarter 2003.  The increase over the second quarter 2002 was partially due to the impact of a stronger Euro.  Higher sales in the second quarter 2003 compared to the first quarter of 2003 primarily were due to unusually strong sales of Lymphoglobuline® (anti-Thymocyte-globulin, equine) in ROW countries.  However, second quarter 2003 sales, measured in Euros, of Thymoglobulin outside of North America increased 25% compared to the second quarter 2002.

Gengraf™ (cyclosporine capsules)

Factory sales of Gengraf in the second quarter 2003 were $7.6 million, a decrease of 2% from the first quarter 2003 and a decrease of 28% from the second quarter of 2002.  According to IMS Health reports, end-user demand for Gengraf averaged 16.2% of the cyclosporine dollar market in the first two months of the second quarter of 2003.  Gengraf has also averaged 17.6% of the prescription market during the second quarter of 2003, maintaining its position as the leading generic cyclosporine according to IMS.  According to the IMS Pipeline reports, SangStat believes that wholesaler destocking of Gengraf has been completed.  However, due to an overall decline in the cyclosporine market and to the effect of reduced contract pricing in the generic cyclosporine marketplace, sales of Gengraf have remain relatively flat for three quarters.  SangStat believes that it remains on track to meet its 2003 revenue guidance for Gengraf.  Due to the implementation of a contract amendment with Abbott in the second quarter of 2003 which effectively reduces the cost of goods for Gengraf, SangStat's gross margin for Gengraf has increased to approximately 29% in the current quarter.

RDP58 (rationally designed peptide)

SangStat released preliminary results of the Phase II studies of RDP58 at 100mg, 200mg and 300mg per day in ulcerative colitis (UC) and Crohn’s disease on April 9, 2003.  The Phase II studies of RDP58 demonstrated a peak response rate of 77 percent and a 71 percent remission rate among patients with ulcerative colitis taking 200mg/day of active drug.  Patients with ulcerative colitis who received 300mg/day of RDP58 achieved similar response and remission rates.  Overall, both the response and remission rates were statistically significant.  In Crohn’s disease, although 66 percent of patients treated with 200mg/day of RDP58 achieved a response, the study did not yield a statistically significant dose response.  SangStat believes that additional analysis and clinical studies using higher dosing and longer administration may be needed to determine efficacy in Crohn’s disease.

Given positive Phase II results in ulcerative colitis, SangStat has moved quickly to continue developing RDP58.  The Company recently enrolled its first patients in a new European ulcerative colitis study and a new European Crohn’s disease study.  These new studies examine the administration of 600mg of RDP58 per day for 28 days.  Key to the future development of RDP58, SangStat has also started a 3 month pharmacology/toxicology study of RDP58 in 2 animal species, and plans to initiate 6 and 9 month animal studies in 2004.  The Company has additional plans to initiate a 28 day dosing study of RDP58 in ulcerative colitis using its capsule formulation in Europe in the fall of 2003.

SangStat also initiated a US Phase Ib study in chemotherapy-induced diarrhea in the first quarter of 2003 and anticipates its completion by the end of the year.  Pending discussions with the US FDA, the Company plans to open a US IND for studies of RDP58 in ulcerative colitis by the end of 2003.

“The announcement of positive RDP58 clinical results in April 2003 generated tremendous interest from other companies,” said Rick Murdock, Chairman, President and CEO.  “Since then, SangStat has aggressively pursued a range of partnering opportunities that would provide sufficient resources to speed the development of RDP58 while maintaining profitability.  We currently expect to enter into a significant agreement in the near future.”

Due to solid revenue gains, SangStat remains confident that it is on track to meet its full year 2003 revenue guidance of $118 – 136 million.  Since there are a number of ways to structure potential alliances that could favorably impact recognition of the expenses necessary to develop RDP58, SangStat believes it is premature to update full year, 2003, EPS guidance at this time.  The Company intends to update investors upon the announcement of a collaboration.

Webcast/Conference Call

SangStat will host an investor conference call today (Monday), July 28, 2003 at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss the second quarter results.  The call can be accessed either through the call in numbers or through the audio webcast via a link on SangStat’s website at www.sangstat.com. The access numbers for the call are as follows:

US:         800-223-9488

Int’l:       785-832-1508

Password: SANGSTAT

The replay will be available at least until the end of the day on August 31, 2003.  It can be accessed by calling:

US: 888-566-0821

Int’l: 402-220-0423

SangStat

SangStat is a global biotechnology company focused on immunology and working to discover, develop and market high value therapeutic products in the autoimmune, hematology/oncology and immunosuppression areas.  SangStat’s U.S. headquarters are in Fremont, California.  SangStat also maintains a strong European presence, including direct sales and marketing forces in France, Germany, Italy, Spain, and the UK, and distributors throughout the rest of the world. SangStat’s stock is traded on the NASDAQ under the symbol “SANG”.  The company’s web site is located at www.sangstat.com.

This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements reflect SangStat’s current views with respect to future events. Forward-looking statements include future financial, sales or operating results, expenses, Gengraf sales, anticipated clinical and toxicology developments and timelines, potential uses or properties of products or product candidates, and SangStat’s future transactions. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated. Factors that could cause actual results to differ materially include, without limitation:  progress and results of the Thymoglobulin and RDP58 studies; market conditions or other developments such as new competitors; increased sales or price reductions by competitors; reduction in margin on key products; reduction in demand or failure of demand to reach anticipated levels; manufacturing matters and potential delays; increases in expenses; changes in reimbursement for products; patent and other litigation including results from the pending Gengraf litigation; licensing;  product or other  transactions; delays in clinical trial enrollment; complications or delays in conducting pre- clinical or clinical trials;  problems obtaining approvals from regulatory agencies; or changes in management. For a discussion of these and other factors that might result in different outcomes, see “Risk Factors” in SangStat’s 2002 Annual Report on Form 10-K, its 2003 quarterly reports on Form 10-Q and other documents filed with the Securities and Exchange Commission. SangStat assumes no obligation to update any such forward-looking statements, risks or reasons why actual results might differ.

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SANGSTAT MEDICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2003	2002	2003	2002

REVENUES:
Net product sales	$32,608	$30,127	$61,346	$53,482
Revenue from collaborative agreements	814	790	1,604	1,579

Total revenues	33,422	30,917	62,950	55,061

COSTS AND OPERATING EXPENSES:
Cost of product sales	14,389	15,266	28,073	25,889
Research and development	6,200	5,110	10,626	9,428
Selling, general & administrative	9,776	8,677	19,028	16,630
Amortization of intangible assets	250	250	500	500

Total costs and operating expenses	30,615	29,303	58,227	52,447

Income from operations	2,807	1,614	4,723	2,614
OTHER INCOME (EXPENSE) - NET	(140)	763	594	874
EQUITY IN NET LOSS OF AFFILIATE	(453)	—	(857)	—

INCOME FROM OPERATIONS BEFORE INCOME TAXES	2,214	2,377	4,460	3,488
INCOME TAX PROVISION	(439)	(569)	(861)	(1,002)

NET INCOME	$1,775	$1,808	$3,599	$2,486

NET INCOME PER SHARE - BASIC	$0.07	$0.07	$0.14	$0.10
NET INCOME PER SHARE - DILUTED	$0.07	$0.07	$0.13	$0.10
Shares Used in Per Share Computations - Basic	26,465	26,376	26,455	25,210
Shares Used in Per Share Computations - Diluted	26,925	27,305	26,692	26,034

CONDENSED CONSOLIDATED BALANCE SHEET DATA:

	June 30, 2003	December 31, 2002

Cash and Equivalents and Short-term Investments	$97,389	$97,512
Other Current Assets	59,634	59,457
Property and Equipment - Net	5,521	5,824
Investment in Affiliate	2,179	3,036
Intangible Assets	7,142	7,642
Other Assets	18,833	18,966

Total	$190,698	$192,437

Current Liabilities	$47,788	$43,439
Deferred Revenue	1,579	3,158
Notes Payable and Capital Leases	5,916	15,920
Stockholders’ Equity	135,415	129,920

Total	$190,698	$192,437